EXHIBIT 7.1

October 26, 2010

United States Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Dear Commissioners:

We have received a copy of, and are in agreement with, the statements made by Medical Alarm Concepts Holding, Inc. (the “Registrant”), in Item 4.02 of its Current Report on Form 8-K dated October 25, 2010 and captioned “Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review” to be filed with the Commission.  We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ Li & Company, PC
Li & Company, PC